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                                                                 Exhibit 5.1



                  [LETTERHEAD OF OPPENHEIMER WOLFF & DONNELLY]



____________________, 1997

RDO Equipment Co.
2829 South University Drive
Fargo, North Dakota 58109

Re:  Registration Statement on Form S-1
     File No. 333-13267

Ladies and Gentlemen:

We have acted as counsel to RDO Equipment Co., a Delaware corporation (the "Company"), in connection with the registration by the Company of 4,830,000 shares (including 630,000 shares subject to the Underwriters' over-allotment option) of the Company's Class A Common Stock, $.01 par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 2, 1996, as amended (the "Registration Statement").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to the various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon officers of the Company. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

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1.   The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Prospectus and to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2. The certificates for the Shares to be delivered as described in the Registration Statement are in due and proper form, and when duly countersigned by the Company's transfer agent and delivered to the Underwriters or upon the Underwriters' order against payment of the agreed consideration therefor, the Shares represented thereby will be duly authorized and validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than the General Corporation Law of Delaware and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement. Subject to the foregoing, this opinion may be relied on by you only in connection with the transactions contemplated by the Registration Statement and it may not be used or relied on by you or any other person

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY